Exhibit 99.1

                   Important Notice Concerning Limitations on
                       Trading in NCRIC Group, Inc. Stock
                       ----------------------------------
                                                            July 1, 2005

To:      Executive Officers and Directors of NCRIC Group, Inc.

From:    NCRIC Group, Inc.


1. As you may know, a "blackout period" will be imposed on transactions involving the NCRIC Group, Inc. ("NCRIC") common stock fund (the
      "NCRIC stock fund") under the NCRIC Group, Inc. Profit Sharing Plan & Trust (the "401(k) Plan"). This blackout period, described in more detail below, is necessary in order for the 401(k) Plan trustees to process and implement participants' instructions with respect to the conversion of NCRIC common stock for shares of stock in NCP Merger Corporation ("NCP"), a wholly owned subsidiary of ProAssurance Corporation ("PRA") in response to the merger contemplated by the Agreement and Plan of Merger, dated as of February 28, 2005, by and among NCRIC, NCP and PRA (the "Merger"). Under the Sarbanes-Oxley law enacted in 2002, the executive officers and directors of NCRIC will generally be prohibited from engaging in transactions involving NCRIC equity securities (including options and other derivatives based on NCRIC stock) during this blackout period. Dispositions of equity securities of NCRIC in connection with the Merger are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2. As a result of the need to process participants' accounts due to the Merger, during the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the NCRIC stock fund under the 401(k) Plan, (2) take distributions of money invested in the NCRIC stock fund, and (3) take loans of money invested in the NCRIC common stock fund.

3. The blackout period for the 401(k) Plan is expected to begin on or about July 20, 2005 and end on or about August 16, 2005. The blackout period will also be lifted promptly if the Merger is not completed. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with Jo Anne R. Wiggins, Human Resources at (202) 969-3141.

4. Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of NCRIC that you acquired in connection with your service as an executive officer or director. "Equity securities" are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of NCRIC in connection with the Merger are excluded from the trading restrictions.

5. The prohibition covers securities acquired "in connection with service as a director or employment as an executive officer." This includes, among other things, securities acquired under a compensatory plan or

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      contract (such as under a stock option, or a restricted stock grant),  as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. Shares acquired in open market purchases as well as shares acquired in connection with NCRIC's conversion from the mutual to stock form (first and second step) are not subject to the blackout trading restrictions. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. The following are examples of transactions that you may not engage in during the blackout period:

      >> Exercising stock options granted to you in connection with your service as a director or executive officer

      >> Selling NCRIC stock that you acquired by exercising options

      >> Selling NCRIC stock that you originally received as a restricted stock grant

7. There are certain exemptions, including:

      >> Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

      >> Bona fide gifts, bequests and transfers pursuant to domestic relations orders

      >> Acquisitions and dispositions of equity securities in connection with a merger, aquisition, divestiture, or similar transaction

8. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Jo Anne R. Wiggins, Human Resources at
(202) 969-3141 before engaging in any transaction involving NCRIC stock or derivatives based on NCRIC stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.